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                                                                   Schedule 21.1

                              ACCURIDE CORPORATION
                              LIST OF SUBSIDIARIES

Accuride Canada, Inc.

Accuride Texas, Inc.

Accuride Kentucky Holding Company

Accuride Ventures, Inc.

Accuride Tennessee Holding Company

Accuride Henderson Facilities Management Corporation

Accuride Henderson Limited Liability Company

Accuride Columbia Facilities Management Corporation

Accuride Columbia General Partnership

AKW, L.P.

AKW General Partner, L.L.C.

Accuride de Mexico, S.A. de C.V.